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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bank of the South

We consent to the use of our report dated January 12, 2006, with respect to the consolidated balance sheets of Bank of the South, as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated by reference in this Registration Statement on Form S-4 of Mid-America Bancshares, Inc., and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus and the Registration Statement.

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee

August 2, 2006